Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 23, 2026, which appears in the Annual Report on Form 10-K filed by Greenland Technologies Holding Corporation with the U.S. Securities Exchange Commission (“SEC”) on March 23, 2026 relating to the audit of the consolidated balance sheet of Greenland Technologies Holding Corporation and its subsidiaries as of December 31, 2025 and 2024, and the related statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the financial statements). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Singapore
March 27, 2026